Exhibit 1

NIS Information
March 23, 2007
1. Notice of Issuance of 10 Billion Yen Aggregate Principal Amount of No. 10 Series Domestic Unsecured Straight Bonds
NIS GROUP CO., LTD. (the “Company”) issued in Japan 10 billion yen aggregate principal amount (“No. 10 Series”) of Domestic Unsecured Straight Bonds. The No. 10 Series was issued under a shelf registration in Japan of 100 billion yen which became effective on December 2, 2005. This is the fifth public issuance of the Company’s Domestic Unsecured Straight Bonds to institutional investors, following the No. 9 Series Domestic Unsecured Straight Bonds issued in February 2007.

Note:	This information is prepared as a general announcement by the Company with regard to the issuance of its No. 10 Series Domestic Unsecured Straight Bonds in Japan and is not an offer of securities for sale in the United States by the Company. The No. 10 Series Domestic Unsecured Straight Bonds will not be and has not been registered under the United States Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act. Any public offering to be made in the United States will be made by means of a prospectus that may be obtained from the Company and that will contain detailed information about the Company and its management, as well as financial statements.
(For details, please refer to the press release dated March 16, 2007.)
2. Announcement of Organizational Change
The Company announced that on March 5, 2007, its Board of Directors adopted a resolution to implement an organizational change effective as of March 5, 2007.
(For details, please refer to the press release dated March 5, 2007.)
3. Announcement of Changes in Titles of Directors
The Company announced changes in the titles of members of its Board of Directors as of March 1, 2007, pursuant to a resolution adopted by its Board of Directors at a meeting of its Board of Directors held on February 26, 2007.
(For details, please refer to the press release dated February 26, 2007.)
NIS GROUP CO., LTD. SHINJUKU L-TOWER 25F 6-1, NISHI-SHINJUKU 1-CHOME SHINJUKU-KU, TOKYO 163-1525 JAPAN
Tokyo Stock Exchange, First Section (Code : 8571) New York Stock Exchange (Trading symbol : NIS)
IR homepage address : http://www.nisgroup.jp/english/ir/index.cfm
Investor Relations Dept.: TEL: 03-3348-2423, FAX: 03-3348-3905, E-mail:info-ir@nisgroup.co.jp